Exhibit 34.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Pennsylvania Higher Education Assistance Agency

We have examined management’s assertion, included in Management’s Assessment of Compliance with Regulation AB Servicing Criteria appearing under Exhibit 99.1, that the Pennsylvania Higher Education Assistance Agency ("PHEAA") complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for the funding trust transactions backed by student loan receivables platform (the "Regulation AB Platform") as of and from March 9, 2006 through June 30, 2006 excluding criteria 1122 (d)(1)(i)-(iii); 1122 (d)(2)(ii)-(iii); 1122 (d)(3)(i)-(iv); 1122 (d)(4)(i), (iii), (x) - (xiii), and (xv), which PHEAA has determined are not applicable to the activities performed by them with respect to the Regulation AB Platform. The Regulation AB Platform includes the asset-backed transactions and securities listed in Appendix B of Exhibit 99.1.  Management is responsible for the PHEAA's compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management’s assertion about PHEAA’s compliance with the applicable servicing criteria based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the PHEAA's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the transactions and compliance activities related to the Regulation AB Platform during the period from March 9, 2006 through June 30, 2006 and determining whether PHEAA processed those transactions and performed those activities in compliance with the applicable servicing criteria. In performing these procedures, our testing did not include all the individual asset-backed transactions and securities listed in Appendix B of Exhibit 99.1 that comprise the Regulation AB Platform. Our procedures were limited to transactions and compliance activities related to the Regulation AB Platform from March 9, 2006 through June 30, 2006 and did not include an assessment of the impact of prior period activities that might have affected the amounts reported by PHEAA from March 9, 2006 through June 30, 2006. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on PHEAA’s compliance with applicable servicing criteria.

In our opinion, management’s assertion that PHEAA complied with the aforementioned applicable servicing criteria as of and from March 9, 2006 through June 30, 2006 for the funding trust transactions backed by student loan receivables listed in Appendix B of Exhibit 99.1 is fairly stated, in all material respects.

/s/ PricewaterhouseCoopers LLP

Harrisburg, Pennsylvania
September 27, 2006